YAAK RIVER RESOURCES, INC.
                              423 Baybridge Drive
                              Sugarland, TX 77478
                                  281-242-7656


                                  May 28, 2004


VIA EDGAR
---------
Division of Corporate Finance
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Mail Stop 3-9


Re: Proxy Statement on Form Def14c (the "Proxy Statement") of Yaak River Resources, Inc. (the "Company") #000-30489


Ladies and Gentlemen:

     The Company hereby that the above-referenced Proxy Statement is withdrawn. No action has been taken regarding the Definitive 14c. The Company will file a preliminary 14A which will replace the 14c.

                                Very truly yours,

                                YAAK RIVER RESOURCES, INC.



                                By:  /s/ Blaize N. Kaduru
                                     -----------------------
                                     Blaize N. Kaduru
                                     President